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                                                                    EXHIBIT 99.1


      CONOCO SUSPENDS DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Contact: Sondra Fowler, (281) 293-4595

HOUSTON (Aug. 15, 2002) -- Conoco (NYSE:COC) today said that its direct stock purchase and dividend reinvestment plan, CONOCO CONNECTION, will be suspended on Friday, Aug. 16, as a result of the merger between Conoco and Phillips, which is expected to be completed later this quarter.

As a result, the third quarter dividend, payable September 3, will be paid in cash rather than reinvested under the plan. The last purchase of Conoco common stock with cash payments under the plan will be made Friday, Aug. 16. Cash payments and automatic deductions received by EquiServe on or prior to Thursday, Aug. 15, will be invested in Conoco common stock. Automatic deductions will be suspended, and cash payments received after that date will be returned without interest.

Once the merger is completed, more information about the merger and exchanging Conoco common stock for ConocoPhillips common stock will be sent to all Conoco stockholders. Additionally, all CONOCO CONNECTION participants will receive information about the ConocoPhillips Direct Stock Purchase and Dividend Reinvestment Plan.

"We apologize for any inconvenience these suspensions may cause," said Bob Goldman, Conoco's chief financial officer. "We are mailing letters to everyone with CONOCO CONNECTION accounts. However, if there are further questions, please contact our transfer agent, EquiServe, at 1-800-317-4445."

Conoco is a major, integrated energy company active in more than 40 countries.

08/15/02

http://www.conoco.com